Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

Veraxa Biotech AG

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newley Registered Securities
Fees to be Paid	Equity	Ordinary Shares, par value CHF 100/11,325 per share ("Ordinary Shares"), underlying the Public Warrants and Private Warrants	457(g)	19,436,739(2)	$11.50(3)	$223,522,498.50	0.00013810	$30,868.46
Fees to be Paid	Equity	Ordinary Shares underlying the High Trail Warrant	457(g)	2,391,305(4)	$11.50(5)	$27,500,007.50	0.00013810	$3,797.75
Fees to be Paid	Equity	Ordinary Shares	457(c)	117,904,080(6)	$1.98(7)	$233,450,078.40	0.00013810	$32,239.46
Fees to be Paid	Equity	Private Warrants to purchase Ordinary Shares	457(g)	6,786,739(8)	-	-	-	-(9)
Carry Forward Securities
-	-	-	-	-	-	-	-	-
	Total Offering Amounts					$484,472,584.40		$66,905.66
	Total Fees Previously Paid							$-
	Total Fee Offsets							$-
	Net Fee Due							$66,905.66

(1)	Includes an indeterminable number of additional securities that, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), may be issued by reason of any stock split, stock dividend or similar transaction.
(2)	Consists of (i) 12,650,000 Ordinary Shares issuable upon exercise of Public Warrants (as defined in the registration statement to which this exhibit is attached) and (ii) 6,786,739 Ordinary Shares issuable upon exercise of Private Warrants (as defined in the registration statement to which this exhibit is attached).
(3)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the $11.50 exercise price per Ordinary Shares issuable upon exercise of the Public Warrants and Private Warrants.
(4)	Consists of 2,391,305 Ordinary Shares issuable upon exercise of High Trail Warrant (as defined in the registration statement to which this exhibit is attached).
(5)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the $11.50 exercise price per Ordinary Shares issuable upon exercise of the High Trail Warrant.
(6)	Consists of (i) 105,795,385 outstanding Ordinary Shares, (ii) 3,500,000 Ordinary Shares issued to CF&CO (as defined in the registration statement to which this exhibit is attached) pursuant to the Fee Modification Agreement (as defined in the registration statement to which this exhibit is attached), and (iii) 8,608,695 Ordinary Shares issuable upon conversion of the HTC Note (as defined in the registration statement to which this exhibit is attached).
(7)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Ordinary Shares on the Nasdaq Global Market on July 30, 2026 ($1.98 per Ordinary Share). This calculation is in accordance with Rule 457(c) of the Securities Act.
(8)	Represents the issuance of up to 6,786,739 Private Warrants to purchase Ordinary Shares.
(9)	Pursuant to Rule 457(g) of the Securities Act, no separate fee is recorded for the Private Warrants, as the entire fee is allocated to the underlying Ordinary Shares.